Exhibit 99.4

AMENDMENT TO

MIRATI THERAPEUTICS, INC.

INDUCEMENT PLAN

A. Mirati Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, (the “Company”) established the Company’s Inducement Plan (the “Plan”);

B. The Plan currently provides for 417,343 shares of Common Stock to be reserved for issuance under the Plan; and

C. The Company now wishes to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan to an aggregate of 1,417,343 shares.

Effective immediately, the Plan is amended as follows:

1. The reference to “417,343 shares” in Section 3(a) of the Plan is hereby amended to reference “1,417,343 shares”.

2. In all other respects, the Plan will remain the same.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of June 23, 2022.

MIRATI THERAPEUTICS, INC.

By:	/s/ David D. Meek
David D. Meek
Chief Executive Officer